EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Third Quarter Results
Torrance, California, December 9, 2005 — Virco Mfg. Corporation (AMEX: VIR) today released its third quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:
For the third quarter ended October 31, 2005, sales increased slightly but operating margins fell. Through nine months both revenues and margins are up, though not enough to return us to profitability as we had hoped earlier in the year. The corrective measures announced in our October press release are already taking effect and, as this report is written, prospects for the last three months of the year are improved. During the quarter we also completed the nationwide rollout, including a substantial price increase, of our integrated Equipment for Educators™ program. Finally, we are pleased to report that we’ve renewed our line of credit with Wells Fargo in preparation for the 2006 inventory build and delivery cycle. Here are the numbers:

	Three Months Ended		Nine Months Ended
	10/31/2005	10/31/2004	10/31/2005	10/31/2004
	(in thousands, except per share data)
Sales	$70,484	$69,502	$179,644	$168,636
Cost of sales	50,400	49,111	123,649	116,131

Gross margin	20,084	20,391	55,995	52,505
Selling, general & administrative & interest	22,418	20,370	57,896	55,054

(Loss) income before taxes	(2,334)	21	(1,901)	(2,549)
Income tax benefit	140	—	109	—

Net (loss) income	$(2,194)	$21	$(1,792)	(2,549)

Net (loss)/income per share(a)
Basic	$(0.17)	$0.00	$(0.14)	(0.19)
Diluted	(0.17)	0.00	(0.14)	(0.19)

Weighted average shares outstanding (a)
Basic	13,146	13,105	13,111	13,113
Diluted	13,357	13,384	13,350	13,319

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	10/31/2005	01/31/2005	10/31/2004
	(in thousands)
Current assets	$50,009	$46,020	$59,064
Non-current assets	62,947	68,021	69,766
Current liabilities	28,345	30,686	53,548
Non-current liabilities	36,877	34,090	15,472
Stockholders equity	47,734	49,265	59,810
The factors cited in our October press release were responsible for the late summer decline in operating margins. These included volatile raw material and fuel costs related to Hurricane Katrina, pricing that lagged raw material increases, and an imbalance of production versus support personnel. The restructuring announced in that release was completed quickly at a cost of $742,000. That expense is included in the third quarter results. Annual savings from the restructuring are expected to be approximately $4,000,000. We also expect restructuring savings in the fourth quarter to more than offset restructuring expense in the third quarter, yielding a net saving for fiscal 2005.
Based on two prior years’ failure to recover escalating material costs, and faced with additional cost pressures caused by the hurricane, we made significant price adjustments before releasing catalogs and price lists for the 2006 selling season. The first phase of the increase, affecting roughly 25% of our business, is now showing up in new orders. For the month of November and the first few days of December, margins in all major areas — incoming orders, shipments and backlog — are climbing. This bodes well for fourth quarter results, which should be better than those for the same period in 2004. It also bodes well for 2006, since the bulk of the increase takes effect in mid January. Next year’s summer deliveries will all be priced to recover not only recent material cost increases, but prior ones.
It’s taken us three years to integrate the key elements of our new Equipment for Educators program. In summary, it’s a nationwide expansion of the products and services that were being provided on a regional basis by Furniture Focus® when we acquired them in 2003. Key elements of the program include:
•	a much broader product assortment with hundreds of factory-stocked furniture and equipment items from our alliance partners;

•	expanded regional and national contract coverage that gives educators and government agencies pre-approved purchasing authority for all products and services, including delivery and installation;

•	additional franchised distribution partners in territories where our direct sales/service model is less efficient; and

•	full project management services through newly updated, fully proprietary Planscape® software.
In addition to our ongoing new product development efforts, which for the past few years have accounted for most of our capital expenditures, we also recently invested in two major process improvements. The first of these was refurbishment of our idle Conway, Arkansas chrome plating line. We’ve been incurring significant freight expense due to outsourcing since we mothballed the line three years ago. It will again be operational in January, 2006, and we expect to save approximately $1,000,000 annually by plating in our own facility. The second investment was for injection molding equipment. We acquired 10 large presses and associated equipment, all in excellent condition, for less than $500,000. These machines will be placed in our Conway plant to support both new and existing product lines. We expect a payback period of six months.
During the third quarter we also renewed our line of credit with Wells Fargo. The structure of the loan remains essentially unchanged. It provides full liquidity through our seasonal cycle, from inventory build (which is beginning now) through delivery and receivables collection in the fall. This year we also have an additional $10,000,000 of peak season receivables financing in anticipation of greater volume. The loan covenants reflect our plan to achieve both sequential and cumulative margin improvements beginning in the fourth quarter of 2005. We’ve already made good progress in November and early December, as described above.
With our Equipment for Educators product assortment now fully integrated into over 100 regional and national contracts, all of which are appropriately priced to reflect the quality of our products and the reliability of our service, we feel better prepared for the coming year than at any time since the downturn in 2002. While frustrated with a third year of substandard performance, we believe the pieces are in place to once again deliver sustainable returns to our shareholders.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the impact of Hurricane Katrina; the cost and availability of raw materials and fuel; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2005, and other materials we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing